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                                  EXHIBIT 12.0



































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                    AFLAC INCORPORATED AND SUBSIDIARIES
                     Ratio of Earnings to Fixed Charges
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(In thousands)                      Three Months Ended   Nine Months Ended
                                       September 30,        September 30,
                                      1999      1998       1999      1998
                                    --------  --------   --------  --------
Fixed charges:
  Interest expense                  $  5,036  $  2,814   $ 13,220  $  9,478
  Rental expense deemed interest         143        91        385       289
                                     -------   -------    -------   -------
    Total fixed charges             $  5,179  $  2,905   $ 13,605  $  9,767
                                     =======   =======    =======   =======

Earnings before income tax          $219,711  $161,470   $619,302  $375,183
Add back:
  Fixed charges                        5,179     2,905     13,605     9,767
                                     -------   -------    -------   -------
    Total earnings before income
     tax and fixed charges           224,890   164,375    632,907   384,950

Adjustments:
  Realized gains/(losses)             (3,056)   (1,863)   (12,375)   (2,131)
                                     -------   -------    -------   -------
    Total earnings before income
     tax and fixed charges and
     realized gains/(losses)        $227,946  $166,238   $645,282  $387,081
                                     =======   =======    =======   =======


    Earnings excluding realized
     gains/(losses) to fixed
     charges                            44.0x     57.2x      47.4x     39.6x


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